Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President, and CEO (334) 821-9200

Press Release – February 12, 2019

AUBURN NATIONAL BANCORPORATION, INC.

DECLARES QUARTERLY DIVIDEND

AUBURN, Alabama – On February 12, 2019, the Board of Directors of Auburn National Bancorporation, Inc. (Nasdaq: AUBN) declared a first quarter $0.25 per share cash dividend, payable March 25, 2019 to shareholders of record as of March 8, 2019.    This represents a 4.2% increase over dividends declared for the first quarter of 2018. On an annual basis, the cash dividend paid to shareholders has increased in 23 of the last 24 years.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $818 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.